UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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Bank of America Corporation

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To Our Stockholders:
We previously provided you with our proxy materials for our 2012 Annual Meeting of Stockholders to be held on May 9, 2012. ISS Proxy Advisory Services has expressed a concern about the independence of Charles O. Rossotti, a director nominee, due to the fact that a member of his family is a partner at a law firm that provides limited services to Bank of America. In each of the last two years, ISS recommended shareholders vote FOR Mr. Rossotti's election to the board. Since then, no facts have changed with respect to Mr. Rossotti's independence. We believe that Mr. Rossotti is independent for the following reasons:

•
Our Board has determined that Mr. Rossotti is an independent director, a position he has held since January 2009. Throughout his time on our Board, he has met the NYSE director independence standards, our Board's Director Independence Categorical Standards and, since he joined our Audit Committee in October 2009, the “super independence” standards for audit committee members of a NYSE-listed company under SEC rules.

•	Mr. Rossotti's family member is a partner at the law firm.

◦	The law firm was first retained by our company before Mr. Rossotti's election to our Board.

◦	Mr. Rossotti's family member serves as the law firm's full-time director of philanthropy and, as such, does not provide any legal services to our company.

◦
The legal fees paid by our company to the law firm in each of 2011 and 2010 represented an extremely small percentage of our company's overall expenditures on legal fees (substantially less than one percent of all fees paid by our company to law firms), and the amount was even lower in 2011 than 2010.

◦
We have confirmed that the fees the law firm received from us in each of the last three years were less than the consolidated gross revenue threshold under the applicable NYSE director independence standards.

•
The family and professional relationships described above are not of a type that would affect Mr. Rossotti's ability to exercise his independent judgment with respect to any matter before our Board or audit committee.

•	The family and professional relationships described above were disclosed in each of our 2012, 2011 and 2010 proxy statements.
We strongly disagree with ISS's views regarding Mr. Rossotti's independence and we urge you to vote FOR his election to our Board at our annual meeting.
Your vote is very important. Please submit your proxy as soon as possible via the Internet, telephone or mail, as applicable. Complete instructions for voting are outlined in “Voting Instructions and Other Information” on page 62 of the proxy statement.